Exhibit 23.1

Private and Confidential

The Directors

Barclays PLC

1 Churchill Place

London

E14 5HP

22 July 2005

Dear Directors

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 to be filed on or about July 22 a draft of which is attached and initialed by us for identification purposes, of our report dated March 10, 2005 relating to the financial statements of Barclays PLC and Barclays Bank PLC, which appears in the 2004 Annual Report to Shareholders of Barclays PLC, which is incorporated by reference in the combined Annual Report on Form 20-F for Barclays PLC and Barclays Bank PLC for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Yours sincerely

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, England

22 July 2005

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Services Authority for designated investment business.